Exhibit 99.1

    Canterbury Park Holding Corporation Reports Financial Results
                    for the Second Quarter of 2007

    SHAKOPEE, Minn.--(BUSINESS WIRE)--Aug. 10, 2007--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the second quarter and six months ended June 30, 2007.

    The Company earned net income of $502,993 on revenues of $14,626,023 for the three months ended June 30, 2007, compared to net income of $345,358 on revenues of $14,845,784 for the same period in 2006. Diluted earnings per share for the second quarter of 2007 were $.12 compared to $.08 for the second quarter of 2006.

    Revenues for the second quarter of $14.6 million decreased 1.5% when compared to revenues in the second quarter ended June 30, 2006. This decrease is primarily due to a 1.7% decrease in Card Club revenues, and a 2.4% decrease in pari-mutuel revenues, offset by a 5.2% increase in concessions revenues. Operating expenses decreased approximately $485,000, or 3.4%, in the three months ended June 30, 2007 compared to the second quarter last year. The decrease was primarily attributable to a decrease in salaries and benefits, a decrease in repairs and maintenance expenses and a decrease in advertising and marketing expenses, all resulting from the Company's efforts to minimize spending where possible.

    Further results for the second quarter and first six months of 2007 are presented in the accompanying table.

    "We are pleased to report an increase in net income in spite of the slight decrease in revenues for the second quarter", stated Randy Sampson, Canterbury Park's President. "This reflects the results of a number of expense reduction efforts as we try to make our operation more efficient even as we search for ways to provide a higher level of service to our patrons. The decline in revenues was disappointing, but not entirely unexpected as we continue to feel the effects of competition from Internet gambling sights for both poker and horse racing, as well as poker competition from bar tournaments and Native American owned casinos. On-track results were more encouraging as higher attendance resulted in increased concessions and admission revenues and a significant increase in out-of-state handle on our live product which more than offset a slight decrease in on-track live handle."

    In recognition of the Company's sound financial position, Canterbury Park's Board of Directors declared a special cash dividend of $.25 per share of common stock, on June 7, 2007, which was paid to shareholders on July 13, 2007.

    About Canterbury Park: Canterbury Park Holding Corporation owns and operates Minnesota's only pari-mutuel horse racing facility. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, with 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement: this release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.



                CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS
----------------------------------------------------------------------

               Three Months  Three Months   Six Months    Six Months
                   Ended         Ended         Ended         Ended
               June 30, 2007 June 30, 2006 June 30, 2007 June 30, 2006
               -------------------------------------------------------

Operating
 Revenues      $14,626,023    $14,845,784  $ 26,094,612  $ 26,942,161

Operating
 Expenses      $13,823,606    $14,308,164  $ 23,841,194  $ 24,418,478

Income from
 Operations    $   802,417    $   537,620  $  2,253,418  $  2,523,683

Non-Operating
 Income        $    81,292    $    66,247  $    153,752  $    119,331

Income Tax
 Expense         ($380,716)     ($258,509)  ($1,011,800)  ($1,135,009)

Net Income     $   502,993    $   345,358  $  1,395,370  $  1,508,005

Basic Net
 Income Per
 Common Share  $      0.12    $      0.08  $       0.34  $       0.38

Diluted Net
 Income Per
 Common Share  $      0.12    $      0.08  $       0.33  $       0.33
               -------------------------------------------------------

    CONTACT: Canterbury Park Holding Corporation
             Randy Sampson, 952-445-7223